Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of November 2, 2018 (the “Effective Date”) among Solar Capital Ltd., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“Solar”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Solar in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and Tetraphase Pharmaceuticals, Inc., a Delaware corporation with offices located at 480 Arsenal Way, Watertown, MA 02472 (individually and collectively, jointly and severally, “Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1.	DEFINITIONS AND OTHER TERMS

1.1 Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.4 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

1.2 Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.4 Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Agreement”	Preamble
“Approved Lender”	Section 12.1
“Borrower”	Preamble
“Claims”	Section 12.2
“Closing Fee”	Section 2.4(a)
“Collateral Agent”	Preamble
“Collateral Agent Report”	Exhibit B, Section 5
“Communications”	Section 10
“Default Rate”	Section 2.3(b)
“Effective Date”	Preamble
“Event of Default”	Section 8
“Excluded Taxes”	Section 2.5(a)
“Indemnified Person”	Section 12.2
“Indemnified Taxes”	Section 2.5(a)
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“MSC”	Section 6.11
“New Subsidiary”	Section 6.10
“Non-Funding Lender”	Exhibit B, Section 10(c)(ii)
“Open Source Licenses”	Section 5.2(f)
“Other Lender”	Exhibit B, Section 10(c)(ii)
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Solar”	Preamble
“Taxes”	Section 2.5(a)
“Term A Loan”	Section 2.2(a)(i)
“Term B Loan”	Section 2.2(a)(ii)
“Term C Loan”	Section 2.2(a)(iii)
“Termination Date”	Exhibit B, Section 8
“Term Loan”	Section 2.2(a)(iii)
“Transfer”	Section 7.1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“ACH Letter” is ACH debit authorization in the form of Exhibit F hereto.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Amortization Date” is March 1, 2020; provided that if Interest Only Extension Conditions 1 are satisfied as of December 31, 2019, the Amortization Date shall be December 1, 2020; provided further that if Interest Only Extension Conditions 2 are satisfied as of or prior to October 31, 2020, the Amortization Date shall be June 1, 2021.

“Anti-Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Rate” means (a) 7.25% plus (b) the rate per annum rate published by the Intercontinental Exchange Benchmark Administration Ltd. (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, as determined by Collateral Agent) for a term of one month, which determination by Collateral Agent shall be conclusive in the absence of manifest error; provided that if, at any time, (x) Lenders notify Collateral Agent that Lenders have determined that Lenders are unable to determine or ascertain such rate, or (y) a LIBOR Trigger Event occurs, then the Applicable Rate shall be equal to an alternate benchmark rate and spread agreed between Collateral Agent and Borrower (which may include SOFR, to the extent publicly available quotes of SOFR exist at the relevant time), giving due consideration to (i) market convention or (ii) selection, endorsement or recommendation by a Relevant Governmental Body. Such alternative benchmark rate and spread shall be binding unless the Required Lenders object within five (5) days following notification of such amendment.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent, (d) any money market or similar funds that exclusively hold any of the foregoing; and (e) any Investments permitted by Borrower’s investment policy in effect as of the Effective Date and as such policy was disclosed to Collateral Agent prior to the Effective Date or as otherwise approved in writing by Collateral Agent.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.

“Collateral Agent” is Solar, not in its individual capacity, but solely in its capacity as collateral agent on behalf of and for the ratable benefit of the Secured Parties.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith in accordance with GAAP; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower or such Subsidiary, as applicable, and Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Cost Sharing Agreement” means that certain Agreement for Sharing Intangible Development Costs, dated as of December 1, 2014 (with effect from November 25, 2014), by and between Tetraphase Pharmaceuticals, Inc. and Tetraphase Pharmaceuticals (Bermuda) Ltd.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Designated Deposit Account” is Borrower’s deposit account, account number xxxx0761, maintained at Silicon Valley Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary and is not MSC.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of One Billion Dollars ($1,000,000,000.00), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a then-current direct competitor of Borrower, as determined by Collateral Agent. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Event” is the receipt by Borrower on or after the Effective Date and prior to October 31, 2020, of unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction) net cash proceeds (including any milestone payments, upfront payments and other cash payments) of not less than Fifty Million Dollars ($50,000,000.00) from the issuance and sale by Borrower of its common stock, follow-on offerings and/or from business development, collaboration or similar partnership agreements, in each case, entered into after the Closing Date and with respect to business development, collaboration or similar partnership agreements on terms and conditions satisfactory to Lenders.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or the failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Final Fee” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest or any other fee payable hereunder) (a) due on the earliest to occur of (i) the Maturity Date, (ii) the acceleration of any Term Loan, and (iii) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d), and (b) equal to 4.00% of the aggregate amount of Term Loans funded. The Final Fee shall be fully earned on the date so paid, non-refundable for any reason and payable to the Lenders in accordance with their respective Pro Rata Shares.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any state or territory thereof.

“Funding Date” is any date on which a Term Loan is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent for the benefit of the Secured Parties (including without limitation pursuant to Section 6.10). As of the Closing Date, there is no Guarantor.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (as such term is understood under GAAP as of the date hereof), (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person; provided that such repurchase or redemption occurs 180 days after the later of (i) the Maturity Date and (ii) the day on which the Obligations (other than inchoate indemnity obligations and all other Obligations that are stated to survive the termination of the agreement or repayment of the Term Loan) are repaid in full in cash, (f) obligations secured by a Lien on any asset of such Person, other than Permitted Liens, whether or not such obligation is otherwise an obligation of such Person, (g) “earnouts”, purchase price adjustments, profit sharing arrangements, (h) all Indebtedness of others guaranteed by such Person, (i) off-balance sheet liabilities and/or pension plan or multiemployer plan liabilities of such Person, and (l) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Only Extension Conditions 1” are satisfaction of each of the following: (a) no Event of Default has occurred and is continuing and (b) as of or prior to December 31, 2019, Borrower has achieved Product Revenue Milestone I.

“Interest Only Extension Conditions 2” are satisfaction of each of the following: (a) no Event of Default has occurred and is continuing, (b) satisfaction of Interest Only Extension Conditions 1, (c) as of or prior to September 30, 2020, Borrower has achieved Product Revenue Milestone II and (d) on or before October 31, 2020, Borrower has achieved the Equity Event.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is Borrower’s President and Chief Executive Officer, who is Guy Macdonald as of the Effective Date and (ii) Senior Vice President, Finance, who is Christopher Watt as of the Effective Date.

“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are (a) all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, and (b) all fees and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

“LIBOR Trigger Event” means the occurrence of one or more of the following: (i) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide LIBOR; (ii) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide LIBOR; (iii) a LIBOR rate is not published by the administrator of LIBOR for five consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator of LIBOR or by the regulatory supervisor for the administrator of LIBOR; (iv) a public statement or publication of information by the administrator of LIBOR that it has invoked or will invoke, permanently or indefinitely, its insufficient submissions policy; or (v) a public statement by the regulatory supervisor for the administrator of LIBOR or any Governmental Authority having jurisdiction over the Collateral Agent announcing that LIBOR is no longer representative or may no longer be used.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrants, each Control Agreement, the Perfection Certificates, each Compliance Certificate, the ACH Letter, the Pledge Agreement, each Loan Payment Request Form, any Guarantees, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person in favor of the Lenders or the Collateral Agent, as applicable, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent, as applicable, in connection with this Agreement; all as amended, restated, or otherwise modified.

“Loan Payment Request Form” is that certain form attached hereto as Exhibit C.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, when taken as a whole; or (b) a material impairment of (i) the prospect of repayment of any portion of the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Collateral Agent or Lenders under any Loan Document except as the result of the action or inaction of the Collateral Agent or Lenders or (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral except as the result of the action or inaction of the Collateral Agent or Lenders.

“Material Agreement” is (a) if the Borrower is a publicly reporting entity under the Securities Exchange Act of 1934, any license, agreement or other contractual arrangement (including amendments thereto) required to be disclosed under regulation S-K promulgated under the Securities Act of 1933 or Securities Exchange Act of 1934, as may be amended or (b) if the Borrower is not a publicly reporting entity under the Securities Exchange Act of 1934, any license, agreement or other contractual arrangement whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than Two Hundred Fifty Thousand Dollars ($250,000.00) per calendar year.

“Maturity Date” is, for each Term Loan, May 2, 2023.

“Moveable Collateral” means (a) Equipment maintained in the possession of employees in transit or at home in the ordinary course of business, and (b) compounds, raw materials, drug substance and finished product solely if in transit and used for preclinical research, clinical trials or commercial sales.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Premium, the Final Fee, and any other amounts Borrower owes the Collateral Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Warrants), or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent in connection with this Agreement and the other Loan Documents (other than the Warrants) and the performance of Borrower’s duties under the Loan Documents (other than the Warrants).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to any Lender or Collateral Agent, Taxes imposed as a result of a present or former connection between such Lender or Collateral Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Collateral Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on December 1, 2018.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate;

(c) Subordinated Debt;

(d) (i) unsecured Indebtedness to trade creditors in the ordinary course of business including related to clinical trials, and (ii) unsecured Indebtedness in connection with credit cards incurred in the ordinary course of business in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00);

(e) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business and Indebtedness consisting of ordinary course trade payables; and

(g) Indebtedness in connection with dispositions permitted under Section 7.1;

(h) Indebtedness to any current employee, officer, director or independent contractor (or such Person’s spouse, estate or estate planning vehicle) to repurchase Borrower’s common stock or options or rights to acquire common stock of Borrower from such Person upon the death, disability termination of employment or retirement of such employee, officer, director or independent contractor, in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in any fiscal year;

(i) Indebtedness in connection with letters of credit in the ordinary course of business in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in any fiscal year; and

(j) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (n) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments disclosed on the Perfection Certificate and existing on the Effective Date;

(b) (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of Deposit Accounts so long as Borrower and the Guarantors are in compliance with Section 6.6;

(e) Investments in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i) without duplication, (i) Investments in Tetraphase Pharmaceuticals (Bermuda) Ltd., in an aggregate amount not to exceed Four Million Dollars ($4,000,000.00) in any fiscal quarter and Sixteen Million Dollars ($16,000,000.00) per year; provided that such Investments (x) are made pursuant to the Cost Sharing Agreement, (y) are distributed in their entirety back to Borrower dollar-for-dollar and (z) are used in connection with the operations of Tetraphase Pharmaceuticals (Bermuda) Ltd.; and (ii) Investments in Tetraphase Ireland Limited to be used in connection with the development of the sales force and infrastructure, in an aggregate amount not to exceed Three Million Dollars ($3,000,000.00) in any fiscal quarter and Ten Million Dollars ($10,000,000.00) during the term of this Agreement and (y) Borrower shall not permit, at any time, Tetraphase Ireland Limited to hold any assets or incur any liabilities greater than Three Million Dollars ($3,000,000.00) in the aggregate;

(j) Investments in MSC as permitted under Section 6.11; and

(k) non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (C) exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (C), the license (i) constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (ii) is limited in territory with respect to a specific geographic country or region (i.e. Japan, Germany, northern China) outside of the United States, and (iii) Borrower has obtained the consent and acknowledgement of the counterparty to such license for the collateral assignment of such license to the Collateral Agent for the benefit of the Lenders, and (D) inbound licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (D), Borrower shall: (i) in the then-next Compliance Certificate, provide written notice to Collateral Agent of the material terms of such license with a description of its likely impact on Borrower’s business or financial condition; and (ii) prior to entering into or becoming bound by such inbound license, at Collateral Agent’s request, use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses to be deemed Collateral and for Collateral Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and disclosed on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code and the Treasury Regulations adopted thereunder;

(c) Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business, so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;

(h) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(a) hereof;

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7; and

(j) Permitted Licenses.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” means the Pledge Agreement dated as of the Effective Date among Borrower and Collateral Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Prepayment Premium” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i) for a prepayment made on or after the Effective Date through and including the first anniversary of the Effective Date, three percent (3.00%) of the principal amount of such Term Loan prepaid;

(ii) for a prepayment made after the date which is after the first anniversary of the Effective Date through and including the second anniversary of the Effective Date, two percent (2.00%) of the principal amount of the Term Loans prepaid; and

(iii) for a prepayment made after the date which is after the second anniversary of the Effective Date and prior to the Maturity Date, one percent (1.00%) of the principal amount of the Term Loans prepaid.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“Product Revenue Milestone I” is the achievement by Borrower as of or prior to December 31, 2019, of product revenue (determined under GAAP) (including revenue from XERAVA (eravacycline) and in-licensed products) greater than or equal to Eight Million Five Hundred Thousand Dollars ($8,500,000.00), calculated on a trailing twelve (12) month basis.

“Product Revenue Milestone II” is the achievement by Borrower as of or prior to September 30, 2020, of product revenue (determined under GAAP) (including revenue from XERAVA (eravacycline) and in-licensed products) greater than or equal to Fourteen Million Dollars ($14,000,000.00), calculated on a trailing six (6) month basis.

“Qualified Cash” means the amount of Borrower’s cash and Cash Equivalents held in accounts subject to a Control Agreement in favor of Collateral Agent.

“Qualified Cash A/P Amount” means the amount of Borrower’s accounts payable that have not been paid within ninety (90) days from the invoice date of the relevant account payable (other than accounts that are subject to good faith disputes as permitted herein and for which Borrower maintains adequate reserves in accordance with GAAP).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, and/or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan other than to an Affiliate of such Lender, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six percent (66%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, Chief Financial Officer or Senior Vice President, Finance of Borrower acting alone.

“Second Draw Conditions” are satisfaction of each of the following: (a) no Event of Default has occurred and is continuing, (b) as of or prior to September 30, 2020, Borrower has achieved Product Revenue Milestone II and (c) on or before October 31, 2020, Borrower has achieved the Equity Event.

“Second Draw Period” is the period commencing on the date Borrower satisfies the Second Draw Conditions and ending on the earlier of (a) October 31, 2020 and (b) the occurrence of an Event of Default (unless such Event of Default has been cured or waived).

“Secured Parties” means the Collateral Agent and the Lenders.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“SOFR” means the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Required Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Required Lenders.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Third Draw Period” is the period commencing on approval by each Lender’s credit committee in its sole discretion and ending on Maturity Date.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion which opinion shall not include any qualifications or any going concern limitations.

“Warrants” are those certain Warrants to Purchase Stock dated as of the Effective Date, or any date thereafter, issued by Borrower in favor of each Lender or such Lender’s Affiliates.

2.	LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loans.

(a) Availability. (i) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate principal amount of Thirty Million Dollars ($30,000,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”). After repayment, no Term A Loan may be re-borrowed.

(ii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Second Draw Period, to make term loans to Borrower in an aggregate principal amount of up to Twenty Million Dollars ($20,000,000.00) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”). After repayment, no Term B Loan may be re-borrowed.

(iii) Subject to the terms and conditions of this Agreement and conditioned on approval by each Lender’s credit committee in its sole discretion, the Lenders may, severally and not jointly, during the Third Draw Period, make term loans to Borrower in an aggregate principal amount of up to Twenty-Five Million Dollars ($25,000,000.00) (such term loans are hereinafter referred to singly as a “Term C Loan”, and collectively as the “Term C Loans”; each Term A Loan, Term B Loan or Term C Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans, the Term B Loans and the Term C Loans are hereinafter referred to collectively as the “Term Loans”). After repayment, no Term C Loan may be re-borrowed.

(b) Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall (i) make monthly payments of interest, to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to the Term Loan, as determined in Section 2.3(a) plus (ii) make consecutive equal monthly payments of principal to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (A) the respective principal amounts of such Lender’s Term Loans outstanding, and (B) a repayment schedule equal to the number of Payment Dates from the Amortization Date through the Maturity Date. All unpaid principal and accrued and unpaid interest with respect to each such Term Loan is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c) Mandatory Prepayments. If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) the applicable Final Fee, (iii) the Prepayment Premium, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Fee had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to each Lender in accordance with its respective Pro Rata Share, the Final Fee in respect of the Term Loans.

(d) Permitted Prepayment of Term Loans. Borrower shall have the option to prepay prior to the Maturity Date all, but not less than all of the outstanding principal balance of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least three (3) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Fee, (C) the Prepayment Premium, plus (D) all other Obligations that are due and payable on such prepayment date, including any Lenders’ Expenses and interest at the Default Rate (if any) with respect to any past due amounts.

2.3 Payment of Interest on the Term Loans.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to the Applicable Rate in effect from time to time, which aggregate interest rate shall be determined by Collateral Agent on the third Business Day prior to the Funding Date of the applicable Term Loan and on the date occurring on the first Business Day of the month prior to each Payment Date occurring thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Except as set forth in Section 2.2(b), such interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full (or any payment is made hereunder).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus four percentage points (4.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(c) 360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(d) Debit of Accounts. Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower or any of its Subsidiaries, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due. Any such debits (or ACH activity) shall not constitute a set off.

(e) Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. Collateral Agent may at its discretion and with prior notice of at least one (1) Business Day, initiate debit entries to the Borrower’s account as authorized on the ACH Letter (i) on each payment date of all Obligations then due and owing, (ii) at any time any payment due and owing with respect to Lender Expenses, and (iii) upon an Event of Default, any other Obligations outstanding.

2.4 Fees. Borrower shall pay to Collateral Agent and/or Lenders (as applicable) the following fees, which shall be deemed fully earned and non-refundable upon payment:

(a) Closing Fee. A fully-earned, non-refundable closing fee in the amount of Five Hundred Thousand Dollars ($500,000) (the “Closing Fee”), which shall be due on the Effective Date, to be shared between the Lenders on the Closing Date in accordance with their respective Pro Rata Shares;

(b) Final Fee. The Final Fee, when due hereunder, to be shared between the Lenders on such date when due in accordance with their respective Pro Rata Shares;

(c) Prepayment Premium. The Prepayment Premium, when due hereunder, to be shared between the Lenders on such date when due in accordance with their respective Pro Rata Shares;

(d) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5 Taxes; Increased Costs.

(a) Any and all payments received by Collateral Agent or the Lenders from Borrower hereunder will be made free and clear of and without deduction or withholding for any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto) (“Taxes”) except as required by applicable law. “Indemnified Taxes” means (a) to the extent not otherwise described in (b), Other Taxes and (b) Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document, excluding (i) Taxes imposed on or measured by any Lender’s net income (however denominated), franchise Taxes and branch profits Taxes or any similar Tax, in each case (A) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document), (ii) in the case of any Lender, U.S. federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or acquires an interest in a Term Loan or changes its lending office, except in each case to the extent that, pursuant to this Section 2.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) U.S. federal withholding Taxes imposed under FATCA, and (iv) Taxes attributable to a Lender’s failure to comply with Section 2.5(e) (such excluded Taxes described in clauses (i) through (iv) “Excluded Taxes”). If any applicable law, requires Borrower or, if applicable, Collateral Agent to make any withholding or deduction in respect of Indemnified Taxes from any such payment or other sum payable hereunder to the Lenders, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction (and including any such withholdings and deductions applicable to additional sums payable under this Section), Collateral Agent or each Lender, as applicable, receives a net sum equal to the sum which it would have received had no withholding or deduction been required. Borrower or, if applicable, Collateral Agent shall pay the full amount required to be withheld or deducted in respect of any Taxes to the relevant Governmental Authority. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Collateral Agent timely reimburse it for the payment of, any Other Taxes. Borrower will, as soon as practicable after any payment of Taxes pursuant to this Section 2.5, furnish Collateral Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence reasonably satisfactory to Collateral Agent indicating that Borrower has made such withholding payment.

(b) Borrower and each Guarantor shall jointly and severally indemnify Collateral Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.5) payable or paid by Collateral Agent or such Lender or required to be withheld or deducted from a payment to Collateral Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Collateral Agent), or by Collateral Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) If any change in applicable law shall subject Collateral Agent or any Lender to any Taxes (other than Indemnified Taxes, Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender or Collateral Agent of making, converting to, continuing or maintaining any loan, or to increase the cost to such Lender or Collateral Agent of participating in, issuing or maintaining any letter of credit (or maintaining its obligation to participate in or to issue any letter of credit), or to reduce the amount of any sum received or receivable by such Lender or Collateral Agent (whether principal, interest or any other amount), then, upon the request of such Lender or Collateral Agent, Borrower will promptly pay to such Lender or Collateral Agent such additional amount or amounts as will compensate such Lender or Collateral Agent for such additional costs incurred or reduction suffered.

(d) Each Lender shall severally indemnify Collateral Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower and each Guarantor has not already indemnified Collateral Agent for such Indemnified Taxes and without limiting the obligation of Borrower and each Guarantor to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Collateral Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Collateral Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Collateral Agent to the Lender from any other source against any amount due to Collateral Agent under this Section 2.5(d).

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Collateral Agent, at the time or times reasonably requested by Borrower or Collateral Agent, such properly completed and executed documentation reasonably requested by Borrower or Collateral Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Collateral Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Collateral Agent as will enable Borrower or Collateral Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than an IRS Form W-9 or applicable IRS Form W-8, as applicable) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing, (i) any Lender that is a U.S. Person shall deliver to Borrower and Collateral Agent on or prior to the date on which such Lender becomes a Lender under this Agreement executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax and (ii) any Lender that is not a U.S. Person shall deliver to Borrower and Collateral Agent, on or prior to the date on which such Lender becomes a Lender under this agreement, the appropriate IRS Form W-8 together with any required supporting or additional information. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Collateral Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) The agreements and obligations contained in this Section 2.5 shall survive the resignation or replacement of Collateral Agent, any assignment of rights by, or the replacement of, a Lender and the termination of this Agreement.

2.6 Secured Promissory Notes. If requested by a Lender, the Term Loans shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit G hereto (each a “Secured Promissory Note”), and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be, absent manifest error, prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Term Loan. Each Lender’s obligation to make a Term A Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) original Loan Documents, each duly executed by Borrower and each Subsidiary, as applicable;

(b) a completed Perfection Certificate for Borrower and each of its Subsidiaries;

(c) duly executed original Control Agreements with respect to any Collateral Accounts maintained by Borrower or any of its Domestic Subsidiaries;

(d) the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date

(e) a certificate of Borrower in substantially the form of Exhibit E hereto executed by the Secretary of Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Borrower (which Certificate of Incorporation of Borrower shall be certified by the Secretary of State of the State of Delaware) and (ii) the resolutions adopted by Borrower’s board of directors for the purpose of approving the transactions contemplated by the Loan Documents;

(f) certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;

(g) a duly executed legal opinion of counsel to Borrower dated as of the Effective Date;

(h) a duly executed Warrant;

(i) evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties; and

(j) payment of the Closing Fee and Lenders’ Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Term Loans. The obligation of each Lender to extend each Term Loan, including the initial Term Loan, is subject to the following conditions precedent:

(a) receipt by Collateral Agent of an executed Loan Payment Request Form in the form of Exhibit C attached hereto;

(b) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Funding Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of such Term Loan;

(c) in such Lender’s reasonable discretion, there has not been any Material Adverse Change;

(d) to the extent not delivered at the Effective Date, duly executed original Warrants, in form and content substantially similar to Exhibit H, and in favor of each Lender according to its Commitment Percentage, with respect to each Term Loan made by such Lender after the Effective Date;

(e) No Event of Default or an event that with the passage of time could result in an Event of Default, shall exist; and

(f) payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof.

3.3 Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Term Loan. Borrower expressly agrees that a Term Loan made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan (other than the Term Loan funded on the Effective Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon New York City time three (3) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. The Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee. On the Funding Date related to any Term Loan, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Term Loan Commitment in respect of such Term Loan.

3.5 Post-Close Requirements. Borrower agrees to deliver to Collateral Agent and the Lenders, each in form and substance reasonably satisfactory to Collateral Agent and the Lenders:

(a) within sixty (60) days of the Effective Date, a landlord’s consent in favor of Collateral Agent, in form and substance satisfactory to Collateral Agent, for Borrower’s leased location at 480 Arsenal Way, Watertown, MA 02472; and

(b) within forty-five (45) days of the Effective Date, endorsements with respect to the insurance required under Section 6.5 in form and substance reasonably acceptable to Collateral Agent.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing first priority security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof. If Borrower shall acquire any commercial tort claim (as defined in the Code), Borrower shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations and all other Obligations that are stated to survive the termination of the agreement or repayment of the Term Loan) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations and all other Obligations that are stated to survive the termination of the agreement or repayment of the Term Loan) and at such time as the Lenders’ obligation to extend Term Loans has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1 Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate and any updates or supplements thereto on, before or after the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants that all the information set forth on the Perfection Certificates delivered or updated by the Borrower and each of its Subsidiaries pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects.

The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower, any of its Subsidiaries or any of their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2 Collateral.

(a) Borrower and each its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith in respect of which Borrower or such Subsidiary has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein as required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.

(b) The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that, under applicable law, have priority over Collateral Agent’s Lien.

(c) On the Effective Date, and except as disclosed on the Perfection Certificate or permitted under Section 6.9, (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

(d) All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.

(e) (e) Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted on the Perfection Certificate (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.

(f) (f) None of Borrower or any of its Subsidiaries has used any software or other materials that are subject to an open-source or similar license (including the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by any Loan Party or used in any Loan Party products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License.

5.3 Litigation. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000.00).

5.4 No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its consolidated Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, except for the absence of footnotes and subject to year end adjustments for unaudited financial statements, in all material respects the consolidated financial condition of Borrower and its consolidated Subsidiaries, and the consolidated results of operations of Borrower and its consolidated Subsidiaries. Since December 31, 2017, there has not been a Material Adverse Change.

5.5 Solvency. Borrower is Solvent. Borrower and each of its Subsidiaries, when taken as a whole, is Solvent.

5.6 Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates (that are controlled by the Borrower) or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7 Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries have timely filed all required tax returns and reports, and Borrower and each of its Subsidiaries have timely paid all foreign, federal, state, and local Taxes, deposits and contributions owed by Borrower and such Subsidiaries in an amount greater than Fifty Thousand Dollars ($50,000), in all jurisdictions in which Borrower or any such Subsidiary is subject to Taxes, including the United States, unless such Taxes are being contested in accordance with the procedure in Section 6.4. Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiaries’ prior tax years which could result in additional Taxes in an amount greater than Fifty Thousand Dollars ($50,000) becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with applicable law, and neither Borrower nor any of its Subsidiaries has, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries greater than Fifty Thousand Dollars ($50,000), including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Term Loans as working capital and to fund its general business requirements, and not for personal, family, household or agricultural purposes.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not materially misleading in light of the circumstances in which they were made (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions at the time they were made are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.	AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1 Government Compliance.

(a) Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change

(b) Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for (a) the performance by Borrower and its Subsidiaries of their respective businesses and (b) the performance by Borrower and any Guarantor of their respective obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.

6.2 Financial Statements, Reports, Certificates; Notices.

(a) Deliver to each Lender:

(i) as soon as available, but no later than thirty (30) days after the last day of each month (except for forty five (45) days after the last day of the final month of each quarter), a company prepared consolidated and, if prepared by Borrower or if reasonably requested by the Lenders, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;

(ii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on the financial statements;

(iii) as soon as available after approval thereof by Borrower’s board of directors, but no later than the earlier of (x) ten (10) days’ after such approval and (y) within forty-five (45) days following the end of each fiscal year, Borrower’s annual financial projections for the entire current fiscal year as approved by Borrower’s board of directors; provided that, any revisions to such projections approved by Borrower’s board of directors shall be delivered to Collateral Agent and the Lenders no later than ten (10) days after such approval);

(iv) within five (5) Business Days of delivery, copies of all non-ministerial statements, reports and notices made generally available to Borrower’s security holders or holders of Subordinated Debt (other than materials provided to members of the Borrower’s board of directors solely in their capacities as security holder or holders of Subordinated Debt) (provided that the Borrower is not required to disclose any information covered by attorney client privilege or that would violate confidentiality obligations or applicable law);

(v) within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;

(vi) together with the Compliance Certificate delivered for the period ending as of the last day of each fiscal quarter, (x) notice of any non-ministerial amendments of or other changes to the respective Operating Documents of Borrower or any of its Subsidiaries, in each case, together with any copies reflecting such amendments or changes with respect thereto; and (y) a supplement to the Perfection Certificate to reflect any amendments, modifications and updates, if any, to the Perfection Certificate after the Effective Date;

(vii) as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s);

(viii) prompt delivery of (and in any event within five (5) Business Days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or that otherwise could reasonably be expected to have a Material Adverse Change;

(ix) prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;

(x) written notice delivered at least (10) days’ prior to Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10;

(xi) written notice delivered at least (10) days’ prior to Borrower’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in Collateral of Borrower or any of its Subsidiaries) (other than Moveable Collateral), (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;

(xii) (xii) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Borrower’s proposal regarding how to cure such Event of Default or event;

(xiii) immediate notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or controlled Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xiv) notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by Borrower or any Guarantor, in each case in an amount greater than One Hundred Thousand Dollars ($100,000.00) and of the general details thereof;

(xv) if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;

(xvi) prompt notice of the execution any Material Agreement or any amendment to, modification of, termination of or waiver under any Material Agreement; and

(xvii) other information as reasonably requested by Collateral Agent or any Lender.

Notwithstanding the foregoing, documents and notices required to be delivered pursuant to the terms hereof (to the extent any such documents and notices are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify each Lender in writing (which may be by electronic mail) of the posting of any such documents.

(b) Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to each Lender:

(i) a duly completed Compliance Certificate signed by a Responsible Officer;

(ii) copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

(iii) written notice of the commencement of, and any material development in, any proceedings contesting taxes or other assessments as contemplated by Section 6.4 hereof;

(iv) prompt written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000.00); and

(v) written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00) individually or in the aggregate in any calendar year.

(c) Keep proper, complete and true books of record and account in accordance with GAAP in all material respects except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist as of the Effective Date. Borrower must promptly notify Collateral Agent and the Lenders of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00) individually or in the aggregate in any calendar year

6.4 Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local Taxes, deposits and contributions owed by Borrower or its Subsidiaries (except Borrower and each of its Subsidiaries may defer payment of any contested Taxes, provided that Borrower or such Subsidiary (a) in good faith contests its obligations to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Collateral Agent of the commencement of, and any material developments in, the proceedings, and (c) adequate reserves or other appropriate provisions are maintained on the books of such Borrower or Subsidiary, as applicable, in accordance with GAAP), deliver to the Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5 Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent. All property policies of the Borrower and Guarantors shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and shall waive subrogation against Collateral

Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice (10 days’ notice for cancellation due to nonpayment) before any such policy or policies shall be materially altered or canceled. At Collateral Agent’s request, Borrower shall deliver to the Collateral Agent certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to any loss, in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first-priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.

6.6 Operating Accounts.

(a) Maintain Borrower’s and Guarantors Collateral Accounts depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent with respect to such Collateral Accounts. The provisions of the previous sentence shall not apply to (i) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Guarantor’s, employees (provided that the amounts deposited therein shall not exceed the amount reasonably expected to be due and payable on the next two succeeding pay dates) and as identified to Collateral Agent by Borrower as such in the Perfection Certificate, (ii) that certain account at Bank of America ending with 7281 solely in connection with the credit card Indebtedness permitted under clause (d) of the definition of “Permitted Indebtedness,” solely as in effect on the Effective Date and not exceeding the amounts in such account as of the Effective Date, and (iii) to other accounts in an aggregate amount not to exceed One Hundred Thousand Dollars $100,000 and as identified to Collateral Agent by Borrower as such in the Perfection Certificate.

(b) Borrower shall provide Collateral Agent ten (10) days’ prior written notice before Borrower or any Guarantor establishes any Collateral Account. In addition, for each Collateral Account that Borrower or any Guarantor, at any time maintains, except as provided in 6.6(a), Borrower or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder prior to the establishment of such Collateral Account. The provisions of the previous sentence shall not apply to Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Guarantor’s, employees and any other excluded account under 6.6(a).

(c) Neither Borrower nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.

6.7 Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing after Borrower becomes aware of material infringement by a third party of the material Intellectual Property; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.

6.8 Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9 Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Domestic Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate, at Collateral Agent’s election, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.10 Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify the Collateral Agent and the Lenders of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by the Collateral Agent or the Lenders to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) if such New Subsidiary is not a Foreign Subsidiary (except if such New Subsidiary solely holds the equity interests of one or more Foreign Subsidiaries), to cause such New Subsidiary to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations (other than MSC); and (ii) to grant and pledge to Collateral Agent a perfected security interest in (A) 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary that is not a Foreign Subsidiary (except if such New Subsidiary solely holds the equity interests of one or more Foreign Subsidiaries), or (B) (1) 65% of the stock, units or other evidence of ownership which equity entitle the holder thereof to vote for directors or any other matter, and (2) 100% of the stock, units or other evidence of ownership, which equity do not entitle the holder thereof to vote for directors or any other matter, in each case held by Borrower or its Subsidiaries of any such New Subsidiary which is a Foreign Subsidiary or solely holds the equity interests of one or more Foreign Subsidiaries.

6.11 Massachusetts Securities Corporation. Borrower may make Investments in one Subsidiary qualifying as a “security corporation” under Massachusetts General Laws Ch. 63, Section 38B(a), as amended, supplemented and/or modified (“MSC”) or permit such MSC to hold any cash or Cash Equivalents or other assets, as long as within five (5) Business Days after the Effective Date, Borrower maintain Qualified Cash in an amount greater than or equal to 120% of the outstanding Obligations plus the amount of Borrower’s accounts payable under GAAP not paid after the 90th day following the invoice date for such accounts payable.

6.12 Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1 Dispositions. Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; (d) cash or Cash Equivalents pursuant to uses and transactions not prohibited by this Agreement.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or such Subsidiary, as applicable, as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) permit any Key Person to cease being actively engaged in the management of Borrower unless written notice thereof is provided to each Lender within ten (10) days of such cessation, or (ii) enter into any transaction or series of related transactions in which (A) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 35% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions and (B) except as permitted by Section 7.3, Borrower ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of Borrower. Borrower shall not, and shall not permit any of its Subsidiaries to, without at least ten (10) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in assets or property of Borrower or any of its Subsidiaries, as applicable); (B) change its respective jurisdiction of organization, (C) except as permitted by Section 7.3, change its respective organizational structure or type, (D) change its respective legal name, or (E) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Secured Parties) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.

7.6 Maintenance of Collateral Accounts. With respect to Borrower or any Guarantors, maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in capital stock and dividends from Tetraphase Pharmaceuticals Ireland Limited to Tetraphase Pharmaceuticals (Bermuda) Ltd.) or make any other distribution or payment in respect of or redeem, retire or purchase any of its capital stock (other than (i) the declaration or payment of dividends to Borrower, (ii) so long as no Event of Default or event that with the passage of time would result in an Event of Default exists or would result therefrom, the declaration or payment of any dividends solely in the form of equity securities, and (iii) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate per fiscal year), (b) other than the Obligations in accordance with the terms hereof, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity unless being replaced with Indebtedness of at least the same principal amount and such new Indebtedness is Permitted Indebtedness, or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.

7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries., and (c) transactions permitted under Sections 7.1, 7.2, 7.3, 7.4, 7.7 and 7.8.

7.10 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.11 Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority greater than Two Hundred Fifty Thousand Dollars ($250,000.00).

7.12 Compliance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate under the control of Borrower to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate under the control of Borrower to, directly or indirectly, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13 Minimum Liquidity Requirement. Permit, at any time, Qualified Cash to be less than Ten Million Dollars ($10,000,000.00) plus the Qualified Cash A/P Amount.

7.14 Material Agreements. Neither Borrower nor any of its Subsidiaries shall, without the consent of Collateral Agent, materially amend a Material Agreement.

7.15 Tetraphase Ireland Limited. Permit Tetraphase Ireland Limited to hold assets and liabilities in excess of Three Million Dollars ($3,000,000) at any time.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof);

8.2 Covenant Default.

(a) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries) or Borrower violates any provision in Section 7; or

(b) Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower or such Subsidiary, as applicable, be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period).

8.3 Material Adverse Change. A Material Adverse Change has occurred;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account valued individually or in the aggregate greater than Two Hundred Fifty Thousand Dollars ($250,000.00), or (ii) a notice of lien, levy, or assessment (other than a Permitted Lien) is filed against Borrower or any of its Subsidiaries or their respective assets valued individually or in the aggregate greater than Two Hundred Fifty Thousand Dollars ($250,000.00) by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b) (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any material part of its business for a period of greater than ten (10) days;

8.5 Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Term Loans shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Three Hundred Fifty Thousand Dollars ($350,000.00) or that could reasonably be expected to have a Material Adverse Change;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third party insurance as to which (a) Borrower reasonably believes such insurance carrier will accept liability, (b) Borrower or the applicable Subsidiary has submitted such claim to such insurance carrier and (c) liability has not been rejected by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof;

8.8 Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or the Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any subordination agreement, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;

8.10 Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect other than as a result of a transaction permitted under this Agreement; (b) any Guarantor does not perform any obligation or covenant under any Guaranty beyond any grace or cure period; (c) any circumstance described in Section 8 occurs with respect to any Guarantor; or (d) a Material Adverse Change with respect to any Guarantor;

8.11 Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products, even if such action is based on previously disclosed conduct; (ii) the FDA issues a warning letter to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of Two Hundred Fifty Thousand Dollars ($250,000.00) or more, or that could reasonably be expected to result in a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change.

8.12 Lien Priority. Except as the result of the action or inaction of the Collateral Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law.

9.	RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b) Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;

(iii) apply to the Obligations any (A) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, (B) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or

(iv) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). Borrower shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(iv) place a “hold” on any Collateral Account maintained with Collateral Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and

(vii) subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.

9.2 Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney in fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of Borrower directly with the applicable Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney in fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make extend Term Loans hereunder. Collateral Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Term Loans terminates.

9.3 Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other Obligations owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).

9.5 Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or by Borrower or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.

10.	NOTICES

Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Tetraphase Pharmaceuticals, Inc. 480 Arsenal Way Watertown, MA 02472 Attn: Maria Stahl, General Counsel Fax: 617 926-3557 Email:mstahl@tphase.com

with a copy (which shall not constitute notice) to:	WILMER CUTLER PICKERING HALE AND DORR 60 State Street Boston, MA 02106 Attn: Jamie Class Facsimile: 617 526-5000 Email: jamie.class@wilmerhale.com

If to Collateral Agent:	SOLAR CAPITAL LTD. 500 Park Avenue, 3rd Floor New York, NY 10022 Attention: Anthony Storino Fax: (212) 993-1698 Email: storino@solarcapltd.com

with a copy (which shall not constitute notice) to:	LATHAM & WATKINS LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Attention: Haim Zaltzman Facsimile: (415) 395-8095 Email: haim.zaltzman@lw.com

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1 Waiver of Jury Trial. EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.2 Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

11.3 Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.4 Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein).

11.5 Non-exclusive Jurisdiction. Nothing contained in this Article 11 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than (i) any Transfer at any time that an Event of Default has occurred and is continuing, or (ii) a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Collateral Agent (such approved assignee, an “Approved Lender”). Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require. Collateral Agent shall endeavor to provide notice to Borrower of each Lender Transfer promptly following such Lender Transfer; provided, however, that failure to provide such notice shall not constitute a breach or default by Collateral Agent hereunder. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer (i) in respect of the Warrants (which is governed by the terms of the Warrants) or (ii)] in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, a then-current direct competitor of Borrower or a vulture hedge fund, as reasonably determined by Collateral Agent at the time of such assignment.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 12.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

12.3 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4 Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.5 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.9. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

(b) Other than as expressly provided for in Section 12.5(a)(i)-(iii), Collateral Agent may, at its discretion, or if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the withholding provision in Section 2.5 hereof and the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8 Confidentiality. In handling any confidential information of Borrower, each of the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (provided, however, the Lenders and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no breach of this provision by the Lenders or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.9 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.

12.9 Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Security Party (including a Collateral Agent Affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

12.10 Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment (or portion thereof) or Term Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make Borrower’s management personnel available to meet with Collateral Agent and prospective participants and permitted assignees of Term Loan Commitments, the Term Loans or portions thereof (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent and the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment (or portions thereof) or Term Loan (or portions thereof) as Collateral Agent or such Lender may reasonably may request. Subject to the provisions of Section 12.8, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment (or portions thereof), any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

12.11 Public Announcement. Collateral Agent and each Lender may, with the consent of Borrower (which consent may not be unreasonably conditioned, withheld or delayed), make a public announcement of the transactions contemplated by this Agreement, subject to review and reasonable approval by, and coordination of timing with, Borrower and its counsel in light of Borrower’s status as a public company, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos. Notwithstanding the foregoing, such consent from Borrower shall not be required for any disclosures by Collateral Agent or the Lenders to the Securities and Exchange Commission or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons.

12.12 Collateral Agent and Lender Agreement. Collateral Agent and the Lenders hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.

12.13 Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.

12.14 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) in accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is given to the Collateral Agent and the Lenders.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

Tetraphase Pharmaceuticals, Inc.

By	/s/ Guy Macdonald
Name: Guy Macdonald
Title: President and Chief Executive Officer

[Signature Page to Loan and Security Agreement]

COLLATERAL AGENT AND LENDER:

SOLAR CAPITAL LTD.

By	/s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

LENDER:

SCP PRIVATE CREDIT INCOME FUND L.P.

By	/s/ Richard L. Peteka
Name: Richard L. Peteka
Title: CFO ]

CRYSTAL FINANCIAL SPV LLC

By	/s/ Evren Ozargun
Name: Evran Ozargun
Title: Senior Managing Director ]

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

Term A Loans

Lender	Term Loan Commitment	Commitment Percentage
Solar Capital Ltd.	20,600,000.00	68.67%
SCP Private Credit Income Fund L.P.	5,400,000.00	18.00%
Crystal Financial LLC	4,000,000.00	13.33%

TOTAL	$30,000,000.00	100.00%

Term B Loans

Lender	Term Loan Commitment	Commitment Percentage
Solar Capital Ltd.	$13,800,000.00	69.00%
SCP Private Credit Income Fund L.P.	$3,500,000.00	18.00%
Crystal Financial LLC	$2,700,000.00	14.00%

TOTAL	$20,000,000.00	100.00%

Term C Loans

Lender	Term Loan Commitment		Commitment Percentage
TOTAL	$25,000,000.00	*	100.00%

Aggregate (all Term Loans

(other than Term C Loans))

Lender	Term Loan Amount		Amount Percentage
Solar Capital Ltd.	$34,400,000.00		68.80%
SCP Private Credit Income Fund L.P.	$8,900,000.00		17.80%
Crystal Financial LLC	$6,700,000.00		13.40%

TOTAL	$50,000,000.00	*	100.00%

*	Term C Loan is conditioned on approval by each Lender’s investment credit committee in its sole discretion.
*	Term C Loan is conditioned on approval by each Lender’s investment credit committee in its sole discretion.

EXHIBIT A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) (1) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower or any Guarantor of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) any interest of Borrower as a lessee or sublessee under a real property lease; (c) rights held under a license or other agreement that are not assignable by their terms without the consent of the counterparty thereof (but only to the extent such restriction on assignment is effective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity); (d) any interest of Borrower or Guarantor as a lessee or borrower under an Equipment lease or Equipment financing if Borrower or any Guarantor, as applicable is prohibited by the terms of such lease or agreement from granting a security interest in such lease or agreement or under which such an assignment or Lien would cause a default to occur under such lease or agreement; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower (or such Guarantor, as applicable), Collateral Agent or any Lender, or (e) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a United States Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Collateral Agent’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

EXHIBIT B

Collateral Agent and Lender Terms

1.	Appointment of Collateral Agent.

(a) Each Lender hereby appoints Solar (together with any successor Collateral Agent pursuant to Section 1.7 of this Exhibit B) as Collateral Agent under the Loan Documents and authorizes Collateral Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from Borrower, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Collateral Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Without limiting the generality of clause (a) above, Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Collateral Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Collateral Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for the Secured Parties for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Collateral Agent and the other Lenders with respect to the Borrower and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Collateral Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by Borrower or any Guarantor with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Collateral Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Exhibit B to the extent provided by Collateral Agent.

(c) Under the Loan Documents, Collateral Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Loan Document to refer to Collateral Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Except as expressly set forth in the Loan Documents, Collateral Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by Solar or any of its Affiliates in any capacity.

2.	Binding Effect; Use of Discretion; E-Systems.

(a) Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Collateral Agent or the Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Collateral Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Collateral Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.

(b) If Collateral Agent shall request instructions from the Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Collateral Agent shall be entitled to refrain from such act or taking such action unless and until Collateral Agent shall have received instructions from the Required Lenders or all affected Lenders, as the case may be, and Collateral Agent shall not incur liability to any Person by reason of so refraining. Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Collateral Agent, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Collateral Agent, expose Collateral Agent to any potential liability under any Requirement of Law or (iii) if Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting under any Loan Document in accordance with the instructions of the Required Lenders or all affected Lenders, as applicable.

(c) Collateral Agent is hereby authorized by Borrower and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Collateral Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, borrowing base certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems. Borrower and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrower and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. Each “e-signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Collateral Agent, Borrower and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS.

3.

Collateral Agent’s Reliance, Etc. Collateral Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. None of Collateral Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Borrower hereby waives and shall not assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Collateral Agent expressly set forth herein. Without limiting the foregoing, Collateral Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Collateral Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of Borrower or any Related Person of Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Collateral Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrower or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Event of Default that is clearly labeled “notice of default” (in which case Collateral Agent shall promptly give notice of such receipt to all Lenders, provided that Collateral Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Collateral Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower hereby waives and agrees not to assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Collateral Agent based thereon.

4.

Collateral Agent Individually. Collateral Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Borrower or any Affiliate of Borrower as though it were not acting as Collateral Agent and may receive separate fees and other payments therefor. To the extent Collateral Agent or any of its Affiliates makes any Term Loans or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Collateral Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

5.

Lender Credit Decision; Collateral Agent Report. Each Lender acknowledges that it shall, independently and without reliance upon Collateral Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Collateral Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Collateral Agent to the Lenders, Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower or any Affiliate of Borrower that may come in to the possession of Collateral Agent or any of its Related Persons. Each Lender agrees that is shall not rely on any field examination, audit or other report provided by Collateral Agent or its Related Persons (an “Collateral Agent Report”). Each Lender further acknowledges that any Collateral Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Collateral Agent Report, (b) was prepared by Collateral Agent or its Related Persons based upon information provided by Borrower solely for Collateral Agent’s own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Collateral Agent or its Related Persons regarding the operations and condition of Borrower. Neither Collateral Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Collateral Agent Report or in any related documentation, (iii) the scope or adequacy of Collateral Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Collateral Agent Report or in any related documentation, and (iv) any work performed by Collateral Agent or Collateral Agent’s Related Persons in connection with or using any Collateral Agent Report or any related documentation. Neither Collateral Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Collateral Agent Report. Without limiting the generality of the forgoing, neither Collateral Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Collateral Agent Report, or the appropriateness of any Collateral Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Collateral Agent Report or disclose to any Lender any other information not embodied in any Collateral Agent Report, including any supplemental information obtained after the date of any Collateral Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Collateral Agent or its Related Persons that in any way relates to any Collateral Agent Report or arises out of any Lender having access to any Collateral Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Collateral Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Collateral Agent Report or any discussion of its contents.

6.

Indemnification. Each Lender agrees to reimburse Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any taxes or insurance paid in the name of, or on behalf of, Borrower) incurred by Collateral Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Collateral Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Collateral Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Collateral Agent or any of its Related Persons under this Section 6 of this Exhibit B to the extent such liability has resulted from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent required by any applicable Requirement of Law, Collateral Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Collateral Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or if Collateral Agent reasonably determines that it was required to withhold taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Collateral Agent fully for all amounts paid, directly or indirectly, by Collateral Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Collateral Agent. Collateral Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Collateral Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 6 of this Exhibit B.

7.

Successor Collateral Agent. Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Exhibit B. If Collateral Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Collateral Agent. If, after 30 days after the date of the retiring Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Required Lenders and has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent from among the Lenders. Effective immediately upon its resignation, (a) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (c) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents, and (iv) subject to its rights under Section 2(b) of this Exhibit B, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.

8.	Release of Collateral. Each Lender hereby consents to the release and hereby directs Collateral Agent to release (or in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Guarantor if all of the stock of such Subsidiary owned by Borrower is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and

(b) any Lien held by Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is sold or otherwise disposed of by Borrower in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral and Borrower, upon (A) termination of all of the Commitments, (B) the payment in full in cash of all of the Obligations (other than inchoate indemnity obligations for which no claim has been made), and (C) to the extent requested by Collateral Agent, receipt by Collateral Agent and Lenders of liability releases from Borrower in form and substance acceptable to Collateral Agent (the satisfaction of the conditions in this clause (iii), the “Termination Date”).

9. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 10(d) of this Exhibit B, each Lender is hereby authorized at any time or from time to time upon the direction of Collateral Agent, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro

Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ liens, counterclaims or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

10. Advances; Payments; Non-Funding Lenders; Actions in Concert.

(a) Advances; Payments. If Collateral Agent receives any payment with respect to a Term Loan for the account of the Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Collateral Agent receives any payment with respect to a Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(b) Return of Payments.

(i) If Collateral Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Collateral Agent or on behalf of from Borrower and such related payment is not received by Collateral Agent, then Collateral Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Collateral Agent determines at any time that any amount received by Collateral Agent under any Loan Document must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Collateral Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Collateral Agent on demand any portion of such amount that Collateral Agent has distributed to such Lender, together with interest at such rate, if any, as Collateral Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind and Collateral Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c) Non-Funding Lenders.

(i) Unless Collateral Agent shall have received notice from a Lender prior to the date of any Term Loan that such Lender will not make available to Collateral Agent such Lender’s Pro Rata Share of such Term Loan, Collateral Agent may assume that such Lender will make such amount available to it on the date of such Term Loan in accordance with Section 2(b) of this Exhibit B, and Collateral Agent may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date. If and to the extent that such Lender shall not have made such amount available to Collateral Agent, such Lender and Borrower severally agree to repay to Collateral Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Collateral Agent, at a rate per annum equal to the interest rate applicable to the Obligation that would have been created when Collateral Agent made available such amount to Borrower had such Lender made a corresponding payment available. If such Lender shall repay such corresponding amount to Collateral Agent, the amount so repaid shall constitute such Lender’s portion of such Term Loan for purposes of this Agreement.

(ii) To the extent that any Lender has failed to fund any Term Loan or any other payments required to be made by it under the Loan Documents after any such Term Loan is required to be made or such payment is due (a “Non-Funding Lender”), Collateral Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from or on behalf of Borrower thereunder. The failure of any Non-Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Collateral Agent shall be responsible for the failure of any Non-Funding Lender to make such Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Collateral Agent or a Person reasonably acceptable to Collateral Agent shall have the right with Collateral Agent’s consent and in Collateral Agent’s sole discretion (but Collateral Agent or any such Person shall have no obligation) to purchase from any Non-Funding Lender, and each Lender agrees that if it becomes a Non-Funding Lender it shall, at Collateral Agent’s request, sell and assign to Collateral Agent or such Person, all of the Term Loan Commitment (if any), and all of the outstanding Term Loan of that Non-Funding Lender for an amount equal to the aggregate outstanding principal balance of the Term Loan held by such Non-Funding Lender and all accrued interest with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Collateral Agent.

(d) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Collateral Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Collateral Agent or Required Lenders.

EXHIBIT C

Loan Payment Request Form

Fax To: (212) 993-1698	Date: ___________________

LOAN PAYMENT:

Tetraphase Pharmaceuticals, Inc.

From Account #_______________________________        To Account #____________________________________________

                                     (Deposit Account #)                                                                                          (Loan Account #)

Principal $___________________________________          and/or Interest $__________________________________________

Authorized Signature:__________________________                         Phone Number:___________________________________

Print Name/Title: _____________________________

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #______________________________          To Account #____________________________________________

                                     (Loan Account #)                                                                             (Deposit Account #)

Amount of Advance $_________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:__________________________              Phone Number:________________________________________

Print Name/Title: _____________________________

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Beneficiary Name: _____________________________             Amount of Wire: $_____________________________________

Beneficiary Bank: ______________________________             Account Number: _____________________________________

City and State: ________________________________

Beneficiary Bank Transit (ABA) #:________________         Beneficiary Bank Code (Swift, Sort, Chip, etc.): ________________

                                                                                                          (For International Wire Only)

Intermediary Bank: ____________________________           Transit (ABA) #: ________________________________________

For Further Credit to: ______________________________________________________________________________________

Special Instruction: _______________________________________________________________________________________

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: _______________________           2nd Signature (if required): ____________________________

Print Name/Title: ___________________________           Print Name/Title: ___________________________________

Telephone #: _____________                                               Telephone #:_______________]

EXHIBIT D

Compliance Certificate

TO:	SOLAR CAPITAL LTD., as Collateral Agent and Lender SCP Private Credit Income Fund L.P., as Lender Crystal Financial LLC, as Lender

FROM:	Tetraphase Pharmaceuticals, Inc.

The undersigned authorized officer (“Officer”) of Tetraphase Pharmaceuticals, Inc. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement dated as of November 2, 2018                , by and among Borrower, Collateral Agent, and the Lenders from time to time party thereto (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),

(a) Borrower is in complete compliance for the period ending                  with all required covenants except as noted below;

(b) There are no defaults or Events of Default, except as noted below;

(c) Except as noted below, all representations and warranties of Borrower stated in the Loan Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(d) Borrower, and each of Borrower’s Subsidiaries, has timely filed all required tax returns and reports, Borrower, and each of Borrower’s Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower, or Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.8 of the Loan Agreement;

(e) No Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Collateral Agent and the Lenders.

Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of Borrower, further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual	Complies
1)	Financial statements	Monthly within 30 days (except for 45 days after the last day of the final month of each quarter)		Yes	No	N/A

2)	Annual (CPA Audited) statements	Within 90 days after FYE (or within 5 days of filing with the SEC)		Yes	No	N/A

3)	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (within earlier 10 days of approval or 45 days of FYE), and when revised (within 10 days of approval)		Yes	No	N/A

4)	Copies of documents made available to Borrower’s security holders or holders of Subordinated Debt	Within 5 business days of delivery		Yes	No	N/A

5)	8-K, 10-K and 10-Q Filings	Within 5 days of filing		Yes	No	N/A

6)	Copies of the month-end account statements for each Collateral Account	Monthly within 30 days

7)	Copies of material correspondence with Governmental Authorities	Within 5 business days after documents are sent/received

8)	Compliance Certificate	Monthly within 30 days		Yes	No	N/A

9)	Updated Perfection Certificate	Quarterly within 30 days

10)	IP Report	When requested		Yes	No	N/A

11)	Total amount of Borrower’s cash and cash equivalents at the last day of the measurement period		$________	Yes	No	N/A

12)	Total amount of Borrower’s Subsidiaries’ cash and cash equivalents at the last day of the measurement period		$________	Yes	No	N/A

Deposit and Securities Accounts

(Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1)			Yes	No	Yes	No

2)			Yes	No	Yes	No

3)			Yes	No	Yes	No

4)			Yes	No	Yes	No

Financial Covenants

Minimum Liquidity Requirement	(A) Qualified Cash	(B) A/P not paid within 90 days from invoice date	Complies with Minimum Liquidity Requirement (Is (B) plus $10,000,000 less than (A))?
			Yes	No	N/A

Other Matters

1)	Have there been any changes in Key Persons since the last Compliance Certificate?	Yes	No

2)	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Loan Agreement?	Yes	No

3)	Have there been any new or pending claims or causes of action against Borrower that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00)?	Yes	No

4)	Have there been any non-ministerial amendments of or other changes to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

5)	Has Borrower or any Subsidiary entered into or amended any Material Agreement? If yes, please explain and provide a copy of the Material Agreement(s) and/or amendment(s).	Yes	No

6)	Has Borrower provided the Collateral Agent with all notices required to be delivered under Sections 6.2(a) and 6.2(b) of the Loan Agreement?	Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

Tetraphase Pharmaceuticals, Inc.

By:

Name:

Title:

Date:

COLLATERAL AGENT USE ONLY

Received by:________________	Date:________

Verified by: ________________	Date:________

Compliance Status: Yes No

EXHIBIT E

CORPORATE BORROWING CERTIFICATE

BORROWER:	Tetraphase Pharmaceuticals, Inc.	DATE: [________], 2018

LENDERS:	SOLAR CAPITAL LTD., as Collateral Agent and Lender SCP PRIVATE CREDIT INCOME FUND L.P., as Lender CRYSTAL FINANCIAL LLC, as Lender

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of (i) Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) Borrower’s Bylaws. Neither such Certificate of Incorporation nor such Bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Certificate of Incorporation and such Bylaws remain in full force and effect as of the date hereof.

4. Attached hereto as Exhibit C are resolutions that were duly and validly adopted by Borrower’s board of directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lenders may rely on them until each Lender receives written notice of revocation from Borrower. The attached written consent has been or will be filed in the corporate minute books of the Borrower.

5. This certificate may be relied upon by Wilmer Cutler Pickering Hale and Dorr LLP for purposes of rendering its opinion pursuant to Section 3.1(g) of the Loan and Security Agreement.

[Balance of Page Intentionally Left Blank]

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

Guy Macdonald	President and Chief Executive Officer		☒

Christopher Watt	Senior Vice President, Finance		☒

Maria Stahl	Senior Vice President, General Counsel and Secretary		☒

[Balance of Page Intentionally Left Blank]

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

Tetraphase Pharmaceuticals, Inc.

By:__________________________________

Name: Guy Macdonald

Title: President and Chief Executive Officer

I, the Secretary of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

Tetraphase Pharmaceuticals, Inc.

By:__________________________________

Name: Maria Stahl

[Signature Page to Corporate Borrowing Certificate]

EXHIBIT A

Certificate of Incorporation (including amendments)

Previously filed with SEC

[see attached]

EXHIBIT B

Bylaws

Previously filed with SEC

[see attached]

EXHIBIT F

ACH LETTER

SOLAR CAPITAL LTD.

500 Park Avenue, 3rd Floor

New York, NY 10022

Attention: Anthony Storino

Fax: (212) 993-1698

Email: storino@solarcapltd.com

Re: Loan and Security Agreement dated as of November 2, 2018 (the “Agreement”) by and among Tetraphase Pharmaceuticals, Inc. (“Borrower”), Solar Capital Ltd. (“Solar”), as collateral agent (in such capacity, “Collateral Agent”) and the Lenders listed on Schedule 1.1 thereof or otherwise a party thereto from time to time, including Solar in its capacity as a Lender and each other lender party thereto (each a “Lender” and collectively, the “Lenders”). Capitalized terms used but not otherwise defined herein shall have the meanings given them under the Agreement.

In connection with the above referenced Agreement, the Borrower hereby authorizes the Collateral Agent to, at its discretion and with prior notice of at least one (1) Business Day, initiate debit entries to the Borrower’s account indicated below (i) on each payment date of all Obligations then due and owing, (ii) at any time any payment due and owing with respect to Lender Expenses, and (iii) upon an Event of Default, any other Obligations outstanding, in each case pursuant to Section 2.3(e) of the Agreement. The Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

Tetraphase Pharmaceuticals, Inc.

By:______________________________________

Title:____________________________________

Date:____________________________________

EXHIBIT G

Form of Secured Promissory Note

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). PURSUANT TO TREASURY REGULATION SECTION 1.1275-3, FOR INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE, AND YIELD TO MATURITY, PLEASE CONTACT [INSERT NAME, TITLE, AND ADDRESS OF PHONE NUMBER OF PERSON TO CONTACT AT THE ISSUER].

SECURED PROMISSORY NOTE

(Term [A][B][C] Loan)

$	Dated: [DATE]

FOR VALUE RECEIVED, the undersigned, Tetraphase Pharmaceuticals, Inc., a Delaware corporation with offices located at 480 Arsenal Way, Watertown, MA 02472 (“Borrower”) HEREBY PROMISES TO PAY to [                ] (“Lender”) or its registered assigns the principal amount of [                ]DOLLARS ($                    ) or such lesser amount as shall equal the outstanding principal balance of the Term [A][B][C] Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term [A][B][C] Loan, at the rates and in accordance with the terms of the Loan and Security Agreement dated November 2, 2018 by and among Borrower, Lender, Solar Capital Ltd., as Collateral Agent, and the other Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Principal, interest and all other amounts due with respect to the Term [A][B][C] Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note (this “Note”). The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term [A][B][C] Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2 (c) and Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term [A][B][C] Loan, interest on the Term [A][B][C] Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all fees and expenses, including, without limitation, attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due subject to the terms of the Loan Agreement.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

Tetraphase Pharmaceuticals, Inc.

By
Name:
Title:

LOAN AND PAYMENTS OF PRINCIPAL

Date	Interest Rate [(include this column if floating interest based on time of drawing)]	Principal Amount	Scheduled Payment Amount	Notation By

EXHIBIT H

FORM OF WARRANT

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	Tetraphase Pharmaceuticals, Inc. a Delaware corporation
Number of Shares:	[•][1]
Type/Series of Stock:	Common Stock of the Company
Warrant Price:	$[•] per share[2]
Issue Date:	[•], 20[•]
Expiration Date:	[•], 20[•][3] (See also Section 5.1(b))
Credit Facility:	This Warrant to Purchase Stock (“Warrant”) is issued in connection with that certain Loan and Security Agreement, dated November 2, 2018, among Solar Capital Ltd., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY (“Solar”), as collateral agent, the lenders party thereto from time to time including Solar in its capacity as a lender, and the Company (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, Solar (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Type/Series of Stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to SECTION 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

SECTION 1 EXERCISE.

1.1 Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1

Note: To be a number of shares for each Lender equal to (a) 3% of the total amount being funded on the Funding Date (as defined below) by such Lender divided by (b) the exercise price (determined as below), rounded up.

2

Note: Exercise price to be the lesser of (a) the 10-day trailing average of the Company’s common stock price as determined as of the close of business on the business day immediately prior to the date of the funding giving rise to the issuance of this warrant (the “Funding Date”) and (b) the Company’s common stock price as determined as of the close of business on the business day immediately prior to the Funding Date.

3	NTD: 10 years from Issue Date

1.2 Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X = the number of Shares to be issued to the Holder;

Y = the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A = the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B = the Warrant Price.

1.3 Fair Market Value. If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s common stock is then traded in a Trading Market and the Class is a series of the Company’s convertible preferred stock, the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company multiplied by the number of shares of the Company’s common stock into which a Share is then convertible. If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5 Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

3

1.6 Treatment of Warrant Upon Acquisition of Company.

(a) Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

(b) Treatment of Warrant at Acquisition. In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Share as determined in accordance with Section 1.3 above, as of the date of the closing of such Acquisition, would be greater than the Warrant Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Shares, then this Warrant shall automatically be deemed to be Cashless Exercised pursuant to Section 1.2 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition. In connection with such Cashless Exercise, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon exercise. In the event of a Cash/Public Acquisition where the fair market value of one Share as determined in accordance with Section 1.3 above would be less than the Warrant Price in effect immediately prior to such Cash/Public Acquisition, then this Warrant will expire immediately prior to and contingent upon the consummation of such Cash/Public Acquisition.

(c) Upon the closing of any Acquisition other than a Cash/Public Acquisition defined above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(d) As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Securities Act of 1933, as amended (the “Act”) and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in Trading Market; and (iii) Holder would be able to publicly re-sell, within six (6) months following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition.

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SECTION 2 ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.

2.3 No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (a) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (b) the then-effective Warrant Price.

2.4 Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Executive Officer or Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.

SECTION 3 REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a) All Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, common stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into common stock or such other securities.

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(b) The Company’s capitalization as disclosed in its most recent Quarterly Report or Annual Report filed with the Commission is true and complete, in all material respects, as of the Issue Date.

(c) The Company (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as presently conducted, and (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except in the case of clause (ii) above, to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to result in (i) a material adverse effect on the validity or enforceability of this Warrant, (ii) a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Company, or (iii) a material adverse effect on the Company’s ability to perform in any material respect its obligations under this Warrant (any of (i), (ii) or (iii)) (a “Material Adverse Effect”).

(d) The Company has all requisite corporate power and authority, and has taken all requisite corporate action, to execute and deliver this Warrant, sell and issue the Shares and carry out and perform all of its obligations under this Warrant. This Warrant constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally, including any specific performance.

(e) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Warrant except for (a) compliance with the Securities Act and the securities and blue sky laws in the states and other jurisdictions in which shares of Common Stock are offered and/or sold, which compliance will be effected in accordance with such laws and (b) the approval by the NASDAQ Stock Market of the listing of the Shares.

(f) Neither the execution, delivery or performance of this Warrant by the Company nor the consummation of any of the transactions contemplated thereby (including, without limitation, the issuance and sale by the Company of the Shares) will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, (i) the charter or by-laws of the Company, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, except in the case of clauses (ii) and (iii) above, for any conflict, breach or violation of, or imposition that would not, individually or in the aggregate, have a Material Adverse Effect.

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(g) Neither the Company nor any Person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of this Warrant.

(h) Neither of the Company or any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act or require registration of this Warrant under the Securities Act or cause this Warrant to be integrated with prior offerings by the Company for purposes of the Securities Act.

(i) The Company is in compliance with applicable NASDAQ continued listing requirements. There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Shares on NASDAQ and the Company has not received any notice of, nor to the Company’s knowledge is there any reasonable basis for, the delisting of the Shares from NASDAQ.

(j) The Company has not taken, directly or indirectly, any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute the stabilization or manipulation of the price of any securities of the Company in the fifteen days prior to the issuance of this Warrant.

3.2 Notice of Certain Events. If the Company proposes at any time to:

(a) declare any dividend or distribution upon the outstanding shares of the Class or common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b) offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);

(c) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class; or

(d) effect an Acquisition or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall give Holder:

(1) at least seven (7) Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and

(2) in the case of the matters referred to in (c) and (d) above at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).

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Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

SECTION 4 REPRESENTATIONS, WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6 No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

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SECTION 5 MISCELLANEOUS.

5.1 (a) Term and Automatic Conversion Upon Expiration. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 P.M. Pacific time, on the Expiration Date and shall be void thereafter.

(b) Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

5.2 Legends. The Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall, to the extent necessary, be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO [                    ], DATED [                ], [        ],]MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4 Transfer Procedure. Subject to the provisions of Section 5.3 and upon providing the Company with written notice, Holder and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Holder or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant.

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5.5 Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5 All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

[                                     ]

[500 Park Avenue, 3rd Floor]

[New York, NY 10022]

[Attn: Anthony Storino]

[Facsimile: (212) 993-1698]

[Email: storino@solarcapltd.com]

With a copy (which shall not constitute notice) to:

LATHAM & WATKINS LLP

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

Attention: Haim Zaltzman

Facsimile: (415) 395-8095

Email: haim.zaltzman@lw.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Tetraphase Pharmaceuticals, Inc.

480 Arsenal Way

Watertown, MA 02472

Attn: Maria Stahl, General Counsel

Fax: 617 926-3557

Email: mstahl@tphase.com

with a copy (which shall not constitute notice) to:

WILMER CUTLER PICKERING HALE AND DORR

60 State Street

Boston, MA 02106

Attn: Jamie Class

Facsimile: 617 526-5000

Email: jamie.class@wilmerhale.com

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

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5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles that would result in the application of any other than the laws of the State of New York.

5.10 Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.11 Business Days. “Business Day” is any day that is not a Saturday, Sunday or a day on which banks in New York or California are closed.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

Tetraphase Pharmaceuticals, Inc.

By:______________________________________

Name:___________________________________
(Print)

Title:

“HOLDER”

[ ]

By:______________________________________

Name:___________________________________
(Print)

Title:

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned Holder hereby exercises its right purchase                     shares of the Common/Series                 Preferred [circle one] Stock of                     (the “Company”) in accordance with the attached Warrant To Purchase Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

[    ]     check in the amount of $             payable to order of the Company enclosed herewith

[    ]     Wire transfer of immediately available funds to the Company’s account

[    ]     Cashless Exercise pursuant to Section 1.2 of the Warrant

[    ]     Other [Describe] __________________________________________

2. Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in SECTION 4 of the Warrant to Purchase Stock as of the date hereof.

HOLDER:

By:________________________________________________

Name:______________________________________________

Title:_______________________________________________

(Date):______________________________________________

[Signature Page to Warrant to Purchase Stock]